UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) October 17, 2006
BioLife Solutions, Inc.
(Exact name of registrant as specified in its charter)
Delaware	000-18170	94-3076866
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
171 Front Street - Owego, NY 13827
(Address of principal executive offices & zip code)

Registrant's telephone number, including area code:  607-687-4487

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

          (e)

On October 17, 2006, the Company entered into an employment agreement with Matt Snyder, as Vice President Sales, pursuant to which (A) he is employed by the Company for an initial term of one (1) year, which term shall automatically renew for successive one (1) year periods, unless not less than 90 days prior to the commencement of any such one (1) year period either party notifies the other, in writing, that the term of the agreement shall not be extended, (B) he will receive a base salary of $140,000 per annum, such increases as may be determined from time to time in the sole discretion of the CEO and Board of Directors, and will be eligible for sales commissions of 2% of net sales, and (C) in the event his employment is terminated by the Company without cause or he resigns for “good reason” (which includes, among other things, a “change in control”), the Company shall continue to pay him (i) in the case of termination without cause or for good reason (other than a change in control) his base salary for a period of six (6) months after such termination, and (ii) in the case of a change in control, his base salary for a period of twelve (12) months after the effective date of the change in control event.

Exhibits
None

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioLife Solutions, Inc.
Date: November 14, 2006	By:	/s/ John G. Baust
John G. Baust Chairman and Chief Scientific Officer